UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2005

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Main Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement

At its meeting on June 1, upon the recommendation of the Human Resources and Compensation Committee, the Board approved base salary increases of 3% for Randall M. Schrick and Dr. Sukh Bassi, 3.5% for Laidacker M. Seaberg, and 4% for Michael J. Trautschold and Brian T. Cahill.  Increases approved for other executive officers averaged 3.4%.

Item 8.01               Other Events

As previously reported, the Company has been a party to certain patent litigation in the United States District Court for the District of Kansas captioned MGP Ingredients, et. al. v. Manildra Milling Corporation et. al.(Case No. 04-2278-GTV). The Company recently filed a second lawsuit in the same court relating to the same patent, MGP Ingredients, Inc. et. al. v. The Manildra Group et. al (Case No. 05-2233-CM).

The Company, Manildra Milling Corporation and its parent and The Kansas State University Research Foundation (“KSURF”) have entered into a settlement of these two lawsuits pursuant to which the parties’ various claims against one another will be dismissed with prejudice and a consent judgment entered.  Manildra and its parent have acknowledged the validity of the Seib 946 patent licensed to the Company by KSURF and agreed not to make, have made, use, sell or import in the United States or Australia products based on the patent.  Manildra also will convey to the Company specified intellectual property, extruding equipment, inventory of certain resistant starch and other consideration in exchange for a transfer of funds by the Company of $950,000.  The settlement is subject to court approval.

In a related transaction, Manildra’s parent has sold and the Company has purchased $294,000 of chemicals which are used in the production of resistant starch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: June 29, 2005	By:	/s/ Brian Cahill
Brian Cahill
Vice President and Chief Financial Officer